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Exhibit 99.1


                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
Sierra Rutile Limited:


We were engaged to audit the balance sheet of Sierra Rutile Limited as of December 31, 1994, and the related profit and loss account and cash flow statement for the year ended. These financial statements are the responsibility of the Company's management.

As described in note 1 to the financial statements, production at the Company's mine was suspended following militant attacks on the mine and Company personnel and, due to subsequent occupation of the facilities by rebel forces, it became necessary to evacuate all employees. These circumstances adversely affected the conduct of our planned audit procedures since they depended on continued access to and examination of various on-site properties and conditions. Further, the circumstances create substantial doubt about the recoverability of asset carrying amounts, including prepaid royalties and deferred tax assets as to which additional evidential matter was being sought before interruption of our audit; the adequacy of recorded liabilities, including accrued reclamation costs as to which additional evidential matter was being sought before interruption of our audit; and the availability of funding to continue as a going concern even if access to the mine is regained.

Since we were unable to complete substantial auditing procedures and because of the uncertain impact on financial statement carrying amounts of the current circumstances, we are unable to express, and we do not express, an opinion on these financial statements.





KPMG                                                               April 3, 1995
CHARTERED ACCOUNTANTS                                                Reading, UK
REGISTERED AUDITORS


                                      E-100